Exhibit 99.2—Press Release of United Fire Group, Inc. dated May 18, 2018
United Fire Group, Inc. Reports on Annual Meeting of Shareholders

•	Directors Elections to the Board of Directors Announced

•	New Officer Elections Announced
Director Elections to the Board of Directors
CEDAR RAPIDS, IOWA, May 18, 2018 – United Fire Group, Inc. (Nasdaq: UFCS) (the "Company" or "UFG") announced today that shareholders elected four Class C Directors to our 12-member board at the 2018 Annual Meeting of Shareholders held on May 16, 2018.
The following individuals were each elected to serve three-year terms expiring in 2021:

•	Christopher R. Drahozal, John M. Rounds Professor of Law and Associate Dean for Research and Faculty Development at the University of Kansas School of Law in Lawrence, Kansas;

•	Jack B. Evans (Chairperson), President of The Hall-Perrine Foundation in Cedar Rapids, Iowa;

•	Sarah Fisher Gardial, Dean for the Henry B. Tippie College of Business at the University of Iowa in Iowa City, Iowa; and

•	George D. Milligan, President of The Graham Group, Inc. in Des Moines, Iowa.
In other official business, our shareholders:

•	ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018; and

•	approved, on an advisory basis, the compensation of the Company's named executive officers.
New Officer Elections
The Company is pleased to announce the following officer elections effective May 16, 2018:

Michael J. Sheeley
United Fire & Casualty Company elected Corporate Marketing Director Michael J. Sheeley as a Vice President. His new title is VP–Corporate Marketing.
Robert F. Cataldo
United Fire & Casualty Company elected AVP & Senior Portfolio Manager Robert F. Cataldo as a Vice President. His new title is VP & Strategy Officer.
Adam R. Brown
United Fire & Casualty Company elected Corporate Director of Claims Administration Adam R. Brown as an Assistant Vice President. His new title is AVP–Corporate Claims Administration.

Michael D. Enz
United Fire & Casualty Company elected Marketing Manager Michael D. Enz as an Assistant Vice President. His new title is AVP–East Coast Marketing.
Matthew G. Schleier
United Fire & Casualty Company elected Regional Marketing Manager Matthew G. Schleier as an Assistant Vice President. His new title is AVP–Midwest Marketing.
Jordan A. Sherry
United Fire & Casualty Company elected Regional Marketing Manager Jordan A. Sherry as an Assistant Vice President. His new title is AVP–Rocky Mountain Marketing.
About UFG—Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.
Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,150 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.
For more information about UFG, visit www.ufginsurance.com.
Contact—Randy Patten, AVP of Finance and Investor Relations, 319-286-2537 or rpatten@unitedfiregroup.com.

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